Exhibit 5.1

November 10, 2022

Edison International 2244 Walnut Grove Avenue Rosemead, California 91770

Re:	Registration Statement on Form S-3 (No. 333-258265); $550,000,000 aggregate principal amount of 6.95 % Senior Notes due 2029

Ladies and Gentlemen:

I have acted as counsel to Edison International, a California corporation (the “Company”), in connection with the issuance of $550,000,000 aggregate principal amount of 6.95% Senior Notes due 2029 (the “Notes”) under a Senior Indenture, dated as of September 10, 2010 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, and the Tenth Supplemental Indenture, dated November 10, 2022, setting forth the terms of the Notes (the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2021 (Registration No. 333-258265) (the “Registration Statement”), a base prospectus dated July 29, 2021, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated November 7, 2022, filed with the Commission pursuant to Rule 424(b) under the Act on November 8, 2022(together with the Base Prospectus, the “Prospectus”) and an underwriting agreement, dated November 7, 2022, between the underwriters named therein and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

I, or attorneys under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for purposes of this opinion letter.

My opinions expressed below are subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain rights or remedies; (iv) the validity or enforceability of any provisions contained in the Indenture that purports to waive or does not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; (v) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws; (vi) the usury and blue sky laws of any jurisdiction; and (vii) the validity or unenforceability of provisions waiving the right of trial by jury. In rendering the opinions set forth below, I have assumed that (i) all information contained in all documents reviewed by me is true and correct; (ii) all signatures on all documents examined by me are genuine; (iii) all documents submitted to me as originals are authentic and all documents submitted to me as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by me had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by me had authority to sign in such capacity; (vi) the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (vii) the Base Indenture and the Tenth Supplemental Indenture have been duly authorized, executed and delivered by the parties thereto; and (viii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Company and the Underwriters. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

 Based on the foregoing, and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, I am of the opinion that when the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof against payment of the consideration therefor in accordance with the terms of the Underwriting Agreement, such Notes will be legally issued and will constitute the valid and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K dated November 10, 2022 and to the use of my name in the Prospectus under the caption “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Michael A. Henry

Michael A. Henry

Assistant General Counsel

Edison International